SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ________________

Date of Report (Date of earliest event reported): December 2, 2004
Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8593	22-2095212
(State or other jurisdiction of incorporation)	(Commission File Number No.)	(IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

Not Applicable
______________________________________________ (Former name or former address, if changed since last report)

Item 8.01. Other Events

Alpharma Inc. (the "Company") wishes to disclose the following Risk Factor which updates the corresponding Risk Factor in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003. All other Risk Factors appearing in the Company's 2003 Form 10-K/A, as updated by the Company's August 2004 Form 8-K, and the additional risk factors disclosed in the Company's August 2004 Form 8-K remain unchanged and continue to apply to the business of the Company in the form set forth therein.

Updated Risk Factors

An interruption in the supply of the Company's raw materials or finished products or an adverse event at one of the Company's manufacturing facilities could adversely effect its operations.

The Company currently purchases many of its raw materials, including APIs, and a number of its finished products from single suppliers and many of its products are manufactured at a single facility. While the Company relies on single source suppliers for many of its raw materials and for a number of its finished products, it relies on different suppliers for different raw materials and finished products. Any interruption in the supply of these materials and products or an adverse event at the facilities that manufacture and blend the Company's products, could decrease sales of the affected products. In this event, the Company may seek to enter into agreements with third parties to purchase raw materials or products or to lease or purchase new manufacturing facilities. The Company may be unable to find a third party willing or able to provide the necessary products or facilities suitable for manufacturing pharmaceuticals on terms acceptable to the Company. If the Company had to obtain substitute materials or products, the Company would require additional regulatory approvals, as approvals are specific to a single product produced by a specified manufacturer. The use of new facilities, similarly, would require regulatory approvals. Any significant interruption of supply from the Company's sole source suppliers that are related to products that generate more than $5 million in gross profits or any adverse event at any of its manufacturing facilities could have a material adverse effect on the Company's operations. Seven raw materials used in Company products that each generated more than $5 million in gross profits in 2003 came from sole source suppliers. The sole source suppliers that provided these raw materials were Kaken, Cambrex, Bayer, Dipharma, Recordati, Boehringer Ingelheim and Aventis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Robert Wrobel
Name: Robert F. Wrobel Title: Executive Vice President

Date: December 2, 2004